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                       EQUISTAR CONFIRMS FINANCING PLAN

HOUSTON, July 26, 2001 - Equistar confirmed today that it expects to implement a new financing package in the second half of 2001, which will include secured term and revolving credit facilities and senior unsecured notes.

The term and revolving credit facilities will extend the maturity of Equistar's existing credit facility. The senior unsecured notes will be offered only to qualified institutional buyers. Such notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

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Equistar Chemicals, LP is a joint venture among Lyondell Chemical Company,
Millennium Chemicals Inc. and Occidental Petroleum Corporation that combined their olefins, polymers and oxygenated chemicals businesses.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, future economic conditions, availability of the capital markets, industry production capacity and operating rates, the supply/demand balance for the products produced by Equistar, competitive products and pricing pressures, further increases in raw material and/or energy costs, changes in governmental regulations and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Equistar's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission in March 2001, and Equistar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which will be filed in August 2001.

For information, contact:
Media - Anne M. Knisely (713) 309-2643
Jackie Wilson (713) 652-4596
Investors - Pat Quarles (713) 309-7141